Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurthkenyon.com

October 27, 2016

Noble Midstream Partners LP

1001 Noble Energy Way

Houston, Texas 77070

RE:	Noble Midstream Partners LP Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Noble Midstream Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing of its Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Partnership of 1,860,000 common units representing limited partner interests of the Partnership (the “Units”) which may be issued pursuant to the Noble Midstream Partners LP 2016 Long-Term Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Limited Partnership of the Partnership as amended and in effect on the date hereof, (ii) the First Amended and Restated Agreement of Limited Partnership of the Partnership as in effect on the date hereof, as certified to us by an officer of Noble Midstream GP LLC, the general partner of the Partnership (the “General Partner”), (iii) the Plan, (iv) certain resolutions of the Board of Directors of the General Partner, as certified to us by an officer of the General Partner, and (v) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the General Partner, acting on behalf of the Partnership, as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. As to all matters of fact material to such opinion, we have relied upon representations of officers of the General Partner, acting on behalf of the Partnership.

In our examination, we have assumed and have not independently established or verified (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified, conformed, photostatic or faxed copies.

ANDREWS KURTH KENYON LLP

Austin   Beijing   Dallas   Dubai   Houston   London   New York   Research Triangle Park   Silicon Valley   The Woodlands   Washington, DC

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	The issuance of the Units by the Partnership has been duly authorized by the General Partner.

2.	Upon the issuance and delivery of the Units from time to time in accordance with the terms of the Plan for the consideration established by the Plan and the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the General Partner or a duly constituted and acting committee thereof as provided in the Plan, (a) such Units will be validly issued and (b) purchasers of such Units will have no obligation, solely by reason of their ownership of such Units, to make any contributions to the Partnership or any further payments for their purchase of such Units, and such purchasers will have no personal liability, solely by reason of their ownership of such Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

The foregoing opinion is based on and is limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving these consents, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein, or of any subsequent changes in applicable law.

Respectfully submitted,

/s/ Andrews Kurth Kenyon LLP